Filed under Rule 433

File No. 333-174906

Final Term Sheet

March 19, 2013

Issuer:	CMS Energy Corporation
Security:	4.70% Senior Notes due 2043
Aggregate Principal Amount Offered:	$250,000,000
Maturity Date:	March 31, 2043
Coupon:	4.70%
Yield to Maturity:	4.735%
Spread to Treasury:	160 basis points
Benchmark Treasury Security:	2.750% due November 15, 2042
Benchmark Treasury Yield:	3.135%
Interest Payment Dates:	March 31 and September 30
First Interest Payment Date:	September 30, 2013
Public Offering Price:	99.441%
Optional Redemption:	Make-whole call at any time prior to September 30, 2042 at Treasury rate plus 25 basis points and, thereafter, at par
Trade Date:	March 19, 2013
Settlement Date:	March 22, 2013 (T+3)
Expected Ratings:

Baa3 (stable) / BBB- (stable) / BB+ (positive)

(Moody’s / S&P / Fitch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Joint Book-Running Managers:	BNP Paribas Securities Corp.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	Comerica Securities, Inc.
U.S. Bancorp Investments, Inc.
CUSIP/ISIN:	125896 BL3 / US125896BL30

CMS Energy Corporation has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll free at (800) 854-5674,

J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 and Mitsubishi UFJ Securities (USA), Inc. toll free at (877) 649-6848.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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